UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 26, 2008

Gladstone Capital Corporation

(Exact name of registrant as specified in its chapter)

Maryland (State or other jurisdiction of incorporation)	814-00237 (Commission File Number)	54-2040781 (IRS Employer Identification No.)

1521 Westbranch Drive, Suite 200 McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 287-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 26, 2008, Gladstone Capital Corporation (the “Company”), through its wholly-owned subsidiary, Gladstone Business Loan LLC, amended its credit agreement which was originally established on May 19, 2003.  In conjunction with this amendment, Gladstone Business Loan LLC, Gladstone Management Corporation (an affiliated entity), Deutsche Bank AG and certain other parties listed from time to time as committed lenders entered into the Amended and Restated Credit Agreement dated February 26, 2008 (the “Amendment”).  The Amendment increased the capacity of the credit facility to $250 million and modified existing definitions to the credit agreement.

In connection with this amendment, Gladstone Business Loan LLC paid a $300,000 amendment fee.

A copy of the Amendment No. 5 to the Amended and Restated Credit Agreement is filed herewith as Exhibit 10.1.

Item 8.01. Other Events

On February 26, 2008, the underwriters of the Company’s recent public offering of common stock had fully exercised their over-allotment option to purchase an additional 450,000 shares of common stock at a price of $16.065 per share, which includes an underwriting discount of $0.935 per share.  The over-allotment option was granted in connection with the Company’s previously announced public offering of 3,000,000 shares of common stock completed on February 5, 2008.  The underwriters of the offering were Deutsche Bank Securities, Inc., Oppenheimer & Co. Inc. and Robert W. Baird & Co. Incorporated.

This additional purchase increased the aggregate number of shares sold in the offering to 3,450,000. Including the over-allotment option, net proceeds from the offering, after deducting expenses, are expected to be approximately $55.1 million. The proceeds will be used for the repayment of existing short-term debt under the Company’s line of credit.

Item 9.01. Financial Statements and Exhibits

(a)                                  Not applicable.

(b)                                 Not applicable

(c)                                  Not applicable

(d)                                 Exhibit 10.1 — Amendment No. 5 to the Amended and Restated Credit Agreement by and among Gladstone Business Loan LLC, Deutsche Bank AG, and certain other parties, dated as of February 26, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Capital Corporation
(Registrant)

February 26, 2008	By:	/s/ Harry Brill
(Harry Brill, Chief Financial Officer)